Exhibit 3.1A

AFC GAMMA, INC.

ARTICLES OF AMENDMENT

AFC Gamma, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety the first two sentences of Section 6.1 of Article VI and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 50,010,000 shares of stock, consisting of 50,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 10,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which 125 shares of Preferred Stock are classified as 12.0% Series A Cumulative Non-Voting Preferred Stock having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth on Schedule I attached hereto (“Series A Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $500,100.00.”

SECOND:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 25,010,000 shares of stock, consisting of 25,000,000 shares of Common Stock, $0.01 par value per share, and 10,000 shares of Preferred Stock, $0.01 par value per share, of which 125 shares were classified as Series A Preferred Stock.  The aggregate par value of all authorized shares of stock having par value was $250,100.00.

THIRD:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 50,010,000 shares of stock, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000 shares of Preferred Stock, $0.01 par value per share, of which 125 shares are classified as Series A Preferred Stock.  The aggregate par value of all authorized shares of stock having par value is $500,100.00.

FOURTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH:  The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the MGCL.

SIXTH:  These Articles of Amendment shall become effective at 4:00 p.m., Eastern Time, on March 10, 2022.

SEVENTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer on this 10th day of March 2022.

ATTEST:	AFC GAMMA, INC.

By:	/s/ Brett Kaufman	By:	/s/ Leonard M. Tannenbaum
Brett Kaufman	Leonard M. Tannenbaum
Chief Financial Officer and Treasurer	Chief Executive Officer